Exhibit 10.14

SUMMARY OF OUTSIDE DIRECTOR COMPENSATION

Effective May 23, 2012, compensation paid to non-employee directors of the Company is as follows:

Cash Compensation

•	An annual cash retainer of $45,000, paid quarterly.

•	A fee of $1,500 for each board and committee meeting attended in person.

•	A fee of $1,000 for each board and committee meeting attended by telephone.

•	An annual retainer of $15,000 for the Lead Director; $15,000 for the Audit Committee Chair, $15,000 for the HR Committee Chair; and $10,000 for the Governance Committee Chair.

Outside directors may elect to defer their cash compensation under the Dentsply International Inc. Directors' Deferred Compensation Plan (as amended).

Equity Compensation

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An annual grant of stock options to purchase a number of shares of common stock equal in value to $65,000, calculated using the Black-Sholes valuation method. The stock options vest in equal installments over a period of three years from the date of grant and have an exercise price equal to the closing price of the Company's common stock on the date of grant. Stock options are exercisable for ten years from the grant date, subject to earlier expiration in the event of termination or retirement.

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An annual grant of restricted stock units (RSUs), the number of which is determined by dividing $65,000 by the closing price of the Company's common stock on the date of grant. The RSUs vest three years from the date of grant and are payable to outside directors in shares of common stock upon vesting unless the director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its common stock.